EXHIBIT 10.61
     MEMORANDUM OF AGREEMENT made in Montreal this 29th day of July, 2008.

BETWEEN:
ABITIBIBOWATER INC., herein represented by the Honorable Togo D. West, Jr., its Chairman of Human Resources & Compensation Committee, duly authorized as he so declares;

(hereinafter referred to as the “Corporation”)

- and -

JOHN W. WEAVER, Executive, residing in the City of Amelia Island, Florida;

(hereinafter referred to as the “Executive”)
     WHEREAS the Executive is the Executive Chairman and a Director of the Corporation; and
     WHEREAS there has been a Change of Control (as defined in the Current Employment Agreement (hereinafter described)) of Abitibi-Consolidated Inc. resulting from the merger of Abitibi-Consolidated Inc. and Bowater Inc.; and
     WHEREAS as a consequence of the aforesaid Change of Control the responsibilities of the Executive have been modified; and
     WHEREAS agreement has been reached between the Executive and the Corporation to the effect that the Executive shall retire as an employee of the Corporation as at June 30, 2008 and that the Executive shall provide certain consulting services to the Corporation; and

     WHEREAS there are currently outstanding between the Executive and the Corporation (which for all purposes of this Agreement includes all predecessors of the Corporation, including Abitibi-Consolidated Inc.) numerous agreements and plans relating to the Executive’s employment, compensation and other benefits to which he is entitled, as well as other rights and obligations of the Executive in respect of the Corporation, (collectively the “Employment Agreements”), which Employment Agreements include the documents entitled or described as follows:
•	Severance Compensation Agreement dated February 18, 2006 between Abitibi-Consolidated Inc. and John W. Weaver (the “Current Employment Agreement”);

•	Severance Compensation Agreement dated September 26, 1995 between Abitibi-Price Inc. and the Executive (the “Previous Employment Agreement”);

•	Letter Agreement between Abitibi-Consolidated Inc. and the Executive dated September 25, 2000 providing for certain severance entitlements in the event of a Change of Control (the “Severance Agreement”)

•	AbitibiBowater Inc. 2008 Equity Incentive Plan, adopted by Resolution dated 25, 2008 (the “Equity Plan”);

•	Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan (the “DSUP”);

•	Abitibi-Consolidated Inc. Restricted Share Unit Plan, including Resolution of a Special Meeting of the Board of Directors of Abitibi-Consolidated Inc. dated January 26, 2007 (the “RSUP”);

•	Abitibi-Consolidated Inc. Stock Option Plan dated (the “Stock Plan”);

•	Abitibi-Consolidated U.S. Supplemental Executive Retirement Plan (SERP) (the “SERP”); and

•	Annual Incentive Plan of AbitibiBowater Inc. adopted by the Board of Directors on March 25, 2008 (the “Annual Incentive Plan”).
     WHEREAS agreement has been reached between the Corporation and the Executive regarding the terms of the Executive’s termination of employment with the Corporation and related matters, including the agreement of the Executive to provide certain consulting services to the Corporation following his termination of employment, the whole in accordance with the terms hereinafter set forth.
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, THE PARTIES HERETO COVENANT AND AGREE AS FOLLOWS:
1.      Preamble: The preamble to this Agreement shall constitute an integral part hereof and as such shall be binding upon the Parties hereto.

2.      Termination of Employment: The Corporation and the Executive mutually agree that the Executive’s employment with the Corporation shall terminate effective June 30, 2008 (the “Termination Date”). The Executive agrees to execute all such resignations and other documents as may be required in order to give full force and effect to the foregoing, including without limitation resignations as at the Termination Date as an Officer of the Corporation, its subsidiaries and affiliates and as a Director of such subsidiaries and affiliates.
3.      Consulting Agreement: The Corporation has requested the Executive, and the Executive has agreed, to provide consulting services to the Corporation for a term commencing July 1, 2008 and terminating March 31, 2009, the whole in accordance with the terms of a consulting agreement (the “Consulting Agreement”) being executed concurrently with the execution hereof.
4.      Ongoing Relationship: The Executive agrees to remain a Director of the Corporation until March 31, 2009 and to assume the position of Non-Executive Chairman of the Corporation from the Termination Date until March 31, 2009, at which date the resignation of the Executive as a Director and Non-Executive Chairman of the Corporation shall take effect. The Executive acknowledges that no additional compensation or other amounts shall be paid to him in consideration for his acting as a Director as aforesaid other than what is payable to him pursuant to this Agreement and the Consulting Agreement. In consideration for the Executive acting as Non-Executive Chairman as aforesaid, the Corporation shall pay to the Executive during such period as he acts in such capacity a fee of CA$ 10,000 per month from the Termination Date until March 31, 2009.
5.      Compensation: The Corporation agrees to pay to the Executive the following:
(a)	In consideration for the termination of the Executive’s employment with the Corporation as a consequence of the Change of Control, the Corporation shall pay to the Executive US$ 460,000 as soon as practicable following the execution of this Agreement plus US$ 607,923.61 on January 5, 2009;

(b)	As regards all amounts to which the Executive may at any time be entitled, and all present and future rights of the Executive, under the Corporation’s SERP (that is, the Abitibi Consolidated U.S. SERP) (the “Plan”), the Corporation shall pay to the Executive on January 5, 2009 a lump sum amount of US$ 13,983,171.39, being the agreed aggregate present value and full entitlement of the Executive under such Plan;

(c)	As regards the amount, if any, to which the Executive is entitled under the Corporation’s Annual Incentive Plan for the 2008 calendar year (with the exception of the Synergy Attainment Bonus to which the Executive is entitled pursuant to Section 5 of such Annual Incentive Plan and which is dealt with in sub-paragraph (d) below), the Corporation shall pay to the Executive in one lump sum a prorated amount equal to eight twelfths (8/12) of such annual entitlement, which amount shall be paid following the calculation thereof in the ordinary course at the same time as same is payable to other eligible employees of the Corporation;

(d)	As regards the amount, if any, to which the Executive is entitled under Section 5 (Synergy Attainment Bonus) of the Corporation’s Annual Incentive Plan for the 2008 calendar year, the Corporation shall pay to the Executive in one lump sum an amount equal to fourteen twelfths (14/12) of such annual entitlement, which amount shall be paid following the calculation thereof in the ordinary course at the same time as same is payable to other eligible employees of the Corporation; and

(e)	The Corporation shall reimburse to the Executive all reasonable expenses incurred by the Executive in transporting his personal household effects from Montreal to a location of his choosing in North America.
All of the abovementioned amounts shall be subject to such withholdings and other deductions at source as are required in order to fully comply with all applicable law and regulations thereunder.
6.      Group Benefits: The Executive shall continue to receive until the earlier of (i) three (3) years following the Termination Date or (ii) receipt of equivalent benefits from a new employer, all group benefits including health, dental, life other than disability insurance benefits on the scale provided by the Corporation to the Executive at the Termination Date. After such three (3) year period, the Executive will be eligible to such retiree benefits as are in place at such time.
7.      Stock Plans: The Parties acknowledge that the Executive may have certain rights under the Corporation’s DSUP, RSUP, Equity Plan and Stock Plan, which rights shall be exercisable by the Executive in accordance with the provisions thereof after taking into account the retirement of the Executive from his employment as at the Termination Date.
8.      Repayment of Loans: The Parties acknowledges that the Executive is indebted to the Corporation in the amount of CA$ 906,750 pursuant to the letter agreement between Abitibi-Consolidated Inc. and the Executive dated September 10, 1999, which amount shall be repaid by the Executive pursuant to the Rules Respecting Employee Stock Purchase Loans, namely on June 30, 2009, being one year following the Executive’s retirement from the Corporation.
9.      Confidential Information: The Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs, and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statutes, rules of law or legal process.
10.     Non Competition: The Executive agrees that he will not for a period of two (2) years commencing July 1, 2008, without written approval of the Board of Directors, undertake or carry on, either alone or in partnership, or either on his own account or on behalf of or as agent or employee or director of any person or persons, firm or corporation (other than the Corporation), or be employed or interested or engaged (other than as a holder of securities of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded) in any business throughout the world that is in competition with that carried on by the Corporation at the Termination Date. In consideration of the Executive’s foregoing covenant not to compete, the Executive shall be entitled to receive, and the Corporation shall pay to the Executive a cash amount equal to US$ 2,948,905, less statutory deductions, payable January 5, 2009. In the event of any breach by the Executive of his foregoing covenant to not compete, the Executive shall be liable for all damages resulting therefrom including the reimbursement of the foregoing cash payment.
11.      The Executive acknowledges and agrees that any default by him of his obligations under this Agreement, including sections 9 and 10 hereof, shall release the Corporation from any outstanding obligations hereunder and under the Consulting Agreement, without prejudice to all other rights and recourses available to the Corporation in the circumstances.
12.      Release: The amounts payable by the Corporation pursuant to the provisions hereof represent payment in full of all amounts owing by, and the fulfillment of all other obligations of, the Corporation, its subsidiaries and affiliates to the Executive, including in respect of (i) the Executive’s employment with the Corporation and the termination thereof, (ii) all pension, benefit and stock plans of the Executive and (iii) all rights of the Executive in respect of all of the foregoing. Accordingly, subject to the payment of the amounts owing by the Corporation to the Executive pursuant to the terms hereof and the Consulting Agreement and subject to such rights as the Executive may have under the plans referred to in Section 7 hereof, the Executive hereby irrevocably and unconditionally grants to the Corporation, its subsidiaries and affiliates, and their respective directors, officers, employees and agents, a full, final and unconditional release and discharge from and against any and all claims, liabilities, losses, obligations and amounts of any and every nature whatsoever, past, present and future, arising out of the Executive’s employment with the Corporation and the termination hereof, including without limitation severance pay, damages, penalties, rights under pension, stock option, benefit and other plans, and any other amounts owing or other obligations pursuant to the terms of the Employment Agreements and as a consequence of the termination of the Executive’s employment with the Corporation.
     The foregoing release includes, but is not limited to, claims of wrongful discharge or those arising under any purported contract, written or oral, express or implied, under all applicable federal and state law in the United States, the Fair Labor Standards Act, the State Overtime or Wage Payment Law and all other federal, state, and local laws prohibiting employment discrimination on account of age, race, sex, creed, national origin, or mental or physical disability, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Rehabilitation Act, the American With Disability Act (ADA) and the Family and Medical Leave Act (FMLA), all as may be amended from time to time. The Executive acknowledges and agrees that he is entering into this Agreement knowingly and voluntarily, has been advised to consult with an attorney before signing this Agreement, understands he may take at least forty-five (45) days to consider this Agreement before signing it, and has carefully read and fully understands all the provisions of this Agreement and that he voluntarily enters into this Agreement by signing below.
13.      Priority of this Agreement: This Agreement supersedes and takes priority over the terms and conditions of all other agreements between the Executive and the Corporation and its Affiliates, including without limitation the Employment Agreements, all of which are terminated except where herein expressly provided to the contrary.
14.      Entire Agreement: This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by both Parties hereto.
15.      Choice of Law: This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Québec and the courts of the Province of Québec shall be the sole and proper forum with respect to any suits brought with respect to this Agreement. The present Agreement has been drafted in English at the request of the Parties. La présente entente a été rédigée en anglais à la demande des parties.
16.      Binding on Successors: This Agreement shall be binding upon and shall enure to the benefit of the respective permitted successors and assigns of the Parties hereto. Subject to the express provisions hereof, this Agreement shall enure to the benefit of and be enforceable by the Executive’s successors or legal representatives but otherwise it is not assignable by the Executive. If the Executive should die while any amounts are still required to be paid to the Executive hereunder notwithstanding such death, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate unless otherwise provided herein.
17.      Notices: Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day following the sending, or if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:
(a)	If to the Executive:

John W. Weaver

8241 Residence Court Amelia Island, Florida 32034

(b)	If to the Corporation:

AbitibiBowater Inc. 1155, Metcalfe Street, Suite 800 Montréal (Québec) H3B 5H2

Attention: James T. Wright Telecopier: (514) 394 2394
or to such other address as either Party may communicate by written notice to the other.
18.      The Parties agree to execute upon request all such documents as may be required from time to time in order to give full force and effect to this Agreement.

ABITIBIBOWATER INC.

/s/ John W. Weaver	by	/s/ Togo D. West, Jr.

JOHN W. WEAVER		The Honorable Togo D. West, Jr. Chairman of Human Resources & Compensation Committee

ABITIBIBOWATER INC.

	by	/s/ James T. Wright

James T. Wright Senior Vice-President Human Resources